Exhibit 10.1
NERDWALLET, INC.
Executive Bonus Program
This NerdWallet, Inc. (the “Company”) ______ Executive Bonus Program (this “Program”) is intended to link the interests of certain C-Suite Executives of the Company (“Executive”) with those of the Company by creating a direct relationship between certain Company performance goals and a potential individual cash bonus payout to the Executive as further set forth herein. This Program will be effective for the _____ calendar year (the “Performance Period”) and shall apply to the Executive participants (each a “Participant”) identified by the Compensation Committee of the Board of Directors of NerdWallet, Inc. (the “Committee”). This Program shall be administered by the Committee. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Company’s 2021 Equity Incentive Plan, as amended (the “2021 EIP”).
1.    Performance Criteria. The performance criteria for this Program shall be [Performance Measure 1] (weighted [__]%) and [Performance Measure 2] (weighted [__]%), each measured for the Performance Period and as defined below.
a. “[Performance Measure 1]” means [Performance Measure 1/Criteria Definition].
b. “[Performance Measure 2]” means [Performance Measure 2/Criteria Definition].
2.    Definitions. The following terms shall have the definitions set forth below:
a. “Applicable Payout Percentage” means the actual level of attainment (which may equal 0% or range from 0% in the case of [Performance Measure 1] and [Performance Measure 2], to [__]%) of the Performance Goals for the applicable Performance Criteria for the Performance Period.
b. “Change of Control” has the meaning set forth in the Company’s Amended and Restated Change of Control and Severance Policy.
c. “Change of Control Performance Level” means: (i) if the Change of Control occurs before the last day of the Performance Period, the “target” performance level; (ii) if the Change of Control occurs on or after the last day of the Performance Period but prior to the Committee Certification Date, the actual performance level measured as of the end of the Performance Period (as determined by the Committee, as constituted immediately prior to the Change of Control, in its sole discretion); or (iii) if the Change of Control occurs on or after the Committee Certification Date, the actual performance level determined by the Committee on such date.
d. “[Performance Measure 1]” means [Performance Measure 1/Criteria Definition].
e. “[Performance Measure 1] Growth Bonus” means a number equal to (i) the Participant’s eligible earnings for the Performance Period, multiplied by (ii) the Target Bonus Percentage, multiplied by (iii) [__]%, multiplied by (iv) the Applicable Payout Percentage for [Performance Measure 1] Growth.
f. “Involuntary Termination” means a termination of employment without Cause.
g. “[Performance Measure 2] Bonus” means a number equal to (i) the Participant’s eligible earnings for the Performance Period, multiplied by (ii) Target Bonus Percentage, multiplied by (iii) [__]%, multiplied by (iv) the Applicable Payout Percentage for [Performance Measure 2].

h. “Target Bonus Percentage” means the target bonus percentage of eligible earnings approved for the Participant by the Compensation Committee. For purposes of the target bonus calculation, eligible earnings include base pay only for all periods of active employment or paid leave of absence. All other earnings are excluded from the target cash bonus calculation.
3.    Performance Goals and Committee Certification. The Committee will determine the performance achieved based on the following Performance Goals for each of the Performance Criteria for the Performance Period:

Performance Goals and Payout Levels for the Performance Criteria
Portion of Bonus Amount	Performance Criteria	Threshold (0% payout)	Target ([__]% payout)	Maximum (200% payout)
[__]%	[Performance Measure 1]	[__]	[__]	[__]
[__]%	[Performance Measure 2]	[__]	[__]	[__]
Straight line interpolation will be used between each of the levels of performance shown on the table above. No portion of the cash bonus will be earned if performance for the applicable Performance Criteria is below the “Threshold” level. No more than 200% of the Target Cash Bonus Amount may be earned regardless of performance in excess of the “Maximum” level. As soon as practicable following the last day of the Performance Period, the Committee shall determine and certify the Applicable Payout Percentage for each of the Performance Criteria for the Performance Period and determine the earned portion of the cash bonus (the date of such certification, the “Committee Certification Date”).
4.    Payment; Withholding. Any bonus payment earned pursuant to this Program will be paid in a lump sum in cash as soon as practicable following the Committee Certification Date (but in any event within the within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4)). Such bonus payment will be subject to the deduction of any federal, state, or other taxes that are required to be withheld from such bonuses, as determined by the Company. The Participant is solely responsible for any taxes under this Program, and the Company makes no assurances or guarantees regarding the tax treatment of bonuses awarded hereunder.
5.    Change of Control and Termination Provisions. In order to receive payout of any bonus amount under this Program, the Participant must remain continuously employed by the Company or its affiliate through the date on which the bonus is paid, except as set forth below (or as otherwise determined by the Company):
a. If at any time before the bonus is paid, and while the Participant is continuously employed by the Company or an affiliate, (i) a Change of Control occurs and (ii) the surviving or acquiring corporation (or its parent company) in such Change of Control does not assume or continue this Program or substitute a similar bonus opportunity for this Program (a “Replacement Award”), then the Participant will become immediately entitled to receive a bonus payout at the Change of Control Performance Level upon the Change of Control.

b. If, within 12 months after a Change of Control, the Participant experiences a COC Qualifying Termination (as defined in the Company’s Amended and Restated Change of Control and Severance Policy) before the bonus under this Program (or the Replacement Award) has been paid, the Participant will become immediately entitled to receive such bonus (or Replacement Award) upon such COC Qualifying Termination.
c. If the Participant experiences a Qualifying Termination (as defined in the Company’s Amended and Restated Change of Control and Severance Policy) before the bonus under this Program has been paid and then a Change of Control occurs within three months following such termination of employment, the Participant will become immediately entitled to receive such bonus at the Change of Control Performance Level. For the avoidance of doubt, if the Participant’s employment is terminated due to a Qualifying Termination prior to a Change of Control, the bonus opportunity under this Program shall remain outstanding for three months such that the Participant may become entitled to receive payment in respect thereof in accordance with this Section if a Change of Control occurs within such time.
d. If at the time a Change of Control occurs, the bonus under this Program has not yet been earned based on the performance goals, then any award provided in substitution for the bonus opportunity under this Program in connection with the Change of Control will not be considered a “Replacement Award” for purposes of this Section 5 unless it is a service-based bonus opportunity, with the amount of such bonus determined based on the Change of Control Performance Level. For the avoidance of doubt, if the Participant’s employment with the Company terminates for any reason other than as a result of death, Disability or an Involuntary Termination, then, unless otherwise determined by the Committee, the Participant’s bonus opportunity shall be immediately and automatically forfeited.
6.    Terms and Conditions
a. This Program may be amended or terminated by the Committee from time to time, provided that the bonus opportunity will not be Materially Impaired (as defined in the 2021 EIP) by any amendment unless (i) the Company requests the consent of the Participant, and (ii) the Participant consents in writing. The provisions of this Program shall not limit the ability of the Committee to adopt such other programs on matters of compensation, bonus or incentive, which in the Committee’s own judgment is proper, at any time.
b. No right or interest in this Program is transferable or assignable except by will or laws of descent and distribution.
c. Participation in this Program in a particular Performance Period is not a guarantee of participation in a subsequent Performance Period. Similarly, payment in one year does not constitute a promise to make any payment or continue this Program in future years.
d. The Committee reserves the right to adjust the bonus in the event of any Capitalization Adjustment (as defined in the 2021 EIP) consistent with the terms of the 2021 EIP. The Committee reserves the right to modify the performance goals under this Program to take additional factors into account in its discretion, and the Committee reserves the right to increase or decrease the amount of any cash bonus payable under the Program, in its discretion, to reflect additional factors it deems relevant.
e. It is intended that all amounts payable pursuant to this Program are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended.

f. Participation in this Program does not guarantee any right to continued employment with the Company. Wherever permitted by local law, employment with the Company is “at will”, which means that either the Participant or the Company may terminate the employment relationship at any time and for any or no reason, with or without notice and with or without cause. Neither this document nor anything contained in it shall affect the Participant’s status as an employee-at-will of the Company.
g. This Program is unfunded, and the Company does not intend to set up a sinking fund. Consequently, payments arising out of any bonus earned under this Program shall be paid out of the Company’s general assets. Accounts recognized by the Company for book purposes are not an indication of funds set aside for payment. The Participant is considered a general creditor of the Company and the obligation of the Company is not secured by any particular Company asset.
h. Any bonuses earned under this Program shall be subject to any clawback or compensation recoupment policy of the Company, to the extent applicable.
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